FOR IMMEDIATE RELEASE


CONTACT: MARK W. JARMAN                   RICHARD A. SANTA
         VP OF CORPORATE DEVELOPMENT      CHIEF FINANCIAL OFFICER
         DYNAMIC MATERIALS CORPORATION    DYNAMIC MATERIALS CORPORATION
         303-604-3923                     303-604-3938


                 DMC AND SNPE, INC. SIGN DEFINITIVE AGREEMENT
                        DMC TO RECEIVE $7 MILLION IN CASH

(Lafayette, CO - January 21, 2000) Dynamic Materials Corporation, (Nasdaq:
BOOM), `DMC', today announced that it has signed a definitive Stock Purchase Agreement (the Agreement) with SNPE, Inc. (SNPE), currently a 14.30% shareholder of the Company. The agreement provides for a $5.8 million cash payment to the Company in exchange for 2,109,091 shares of the Company's common stock at a price of $2.75 per share and an additional $1.2 million in cash borrowed under a five-year, 5% Convertible Subordinated Note (the Note) convertible in whole or in part into common stock by SNPE for $6 per share. DMC plans to use the $7 million primarily to repay debt, finance working capital requirements and make selective capital investments.

"Recapitalizing the balance sheet has obviously become a priority for the Company," said Joseph Allwein, DMC's president and chief executive officer. "The equity infusion and very favorable debt instrument accomplishes not only this important objective, but we also expect to benefit from certain synergies with the explosion bonded clad metal products business of SNPE S.A., the parent company of SNPE. Other benefits may include the opportunity to expand DMC's aerospace presence in the European market."

The transaction is subject to certain regulatory approvals and approval by stockholders of the Company. Both parties are working to complete the transaction, subject to said approvals, late in the first quarter or early in the second quarter of 2000.

Upon the approval and closing of the Agreement, SNPE would own a controlling interest in the Company. SNPE would own approximately 50.8% of the Company's outstanding Common Stock before conversion of the Note, or approximately 52.7% of the Common Stock if the Note is converted. Changes to DMC would include expanding the Board of Directors from five to seven members, comprised of four new SNPE members and three current DMC members.

This news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, whether the Company and SNPE, Inc. complete the transaction and other risks detailed from time to time in the Company's SEC reports, including the Company's report on Form 10-K for the year ended December 31, 1998, and reports on Form 10-Q for the quarters ending March 31, June 30 and September 30, 1999.

DMC and SNPE Agreement, page 2


SNPE, Inc. is a wholly owned subsidiary of SNPE S.A., a French government-owned fine chemicals, aerospace and defense company with interests in the explosion bonding of clad metal plates.

Based in Lafayette, Colorado, Dynamic Materials Corporation is a leader in the metal working industry, and its products include bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.


            For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com

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